CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,527,000	$177.44

February 27, 2015	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.

Structured Investments

$1,527,000

- The Notes are designed for investors who seek early exit prior to maturity at a premium if, on any Call Valuation Date, the closing value of each of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index is at or above its Call Level.
- Investors in the Notes should be willing to accept the risk of losing some or all of their principal.
- The Notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. **Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.**
- Payments on the Notes are not linked to a basket composed of the Underlyings. Payments on the Notes are linked to the performance of each of the Underlyings individually, as described below.
- Minimum denominations of $1,000 and integral multiples thereof
- The Notes are priced on February 27, 2015 and are expected to settle on or about March 4, 2015
- CUSIP: 48125UGL0

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$22.50	$977.50
Total	$1,527,000	$34,357.50	$1,492,642.50
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $22.50 per $1,000 principal amount Note it receives from us to other affiliated or unaffiliated dealers.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the Notes as determined by JPMS, when the terms of the Notes were set, was $944.70 per $1,000 principal amount Note.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement No. 424 to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Underlyings: The Vanguard FTSE Emerging Markets ETF (Bloomberg ticker: VWO) (the “Fund”) and the Hang Seng China Enterprises Index (Bloomberg ticker: HSCEI) (the “Index”)
Automatic Call:

If the closing value of each Underlying on any Call Valuation Date is greater than or equal to its Call Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Call Valuation Date, payable on the applicable Call Settlement Date. No further payments will be made on the Notes.

Payment at Maturity:

If the Notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Value of either Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the Notes have not been automatically called and the Final Value of either Underlying is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Underlying Return:  With Respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Initial Valuation Date, which was $41.80 for the Fund and 12,185.85 for the Index

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Call Valuation Date

  The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Initial Valuation Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information.

Call Premium Amount: The Call Premium Amount with respect to each Call Valuation Date is set forth below:

•     first Call Valuation Date:15.00% × $1,000

•     second Call Valuation Date:30.00% × $1,000

•     final Call Valuation Date:45.00% × $1,000

Call Value: With respect to each Underlying, 100.00% of its Initial Value, which is $41.80 for the Fund and 12,185.85 for the Index
Trigger Value: With respect to each Underlying, 70.00% of its Initial Value, which is $29.26 for the Fund and 8,530.095 for the Index
Initial Valuation Date: February 27, 2015
Original Issue Date (Settlement Date): On or about March 4, 2015
Call Valuation Dates*: March 7, 2016, February 27, 2017 and February 27, 2018 (final Call Valuation Date)
Call Settlement Dates*: If the Notes are automatically called on any Call Valuation Date, the third business day after that Call Valuation Date, except that the final Call Settlement Date is the Maturity Date

Maturity Date*: March 2, 2018
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Lesser Performing Underlying: The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return: The lower of the Underlying Returns of the Underlyings

PS-1 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of the Index mean the closing level of the Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of the Fund mean the closing price of one share of the Fund as defined in the accompanying product supplement.

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount Note for each Call Valuation Date based on the call premiums set forth under “Key Terms — Call Premium Amount” above.

Call Valuation Date	Call Premium Amount
First	$150.00
Second	$300.00
Final	$450.00

Hypothetical Payout Examples

The following examples illustrate payments on the Notes linked to two hypothetical Underlyings, assuming a range of performances for the hypothetical Lesser Performing Underlying on the Call Valuation Dates.  Each hypothetical payment set forth below assumes

PS-2 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

that the closing value of the Underlying that is not the Lesser Performing Underlying on each Call Valuation Date is greater than or equal to its Call Value (and therefore its Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Underlying of 100;

•	a Call Value for the Lesser Performing Underlying of 100 (equal to 100% of the hypothetical Initial Value);

•	a Trigger Value for the Lesser Performing Underlying of 70 (equal to 70% of the hypothetical Initial Value); and

•	the call premiums set forth under “Key Terms — Call Premium Amount” above.

The hypothetical Initial Value of the Lesser Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Underlying.  The actual Initial Value of each Underlying is the closing value of that Underlying on the Initial Valuation Date and is specified under “Key Terms — Initial Value” in this pricing supplement.  For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Call Valuation Date.

Date	Closing Value of Lesser Performing Underlying
First Call Valuation Date	110.00	Notes are automatically called
	Total Payment	$1,150.00 (15.00% return)

Because the closing value of each Underlying on the first Call Valuation Date is greater than or equal to its Call Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, of $1,147.50 (or $1,000 plus the Call Premium Amount applicable to the first Call Valuation Date), payable on the applicable Call Settlement Date.  No further payments will be made on the Notes.

Example 2 — Notes are automatically called on the final Call Valuation Date.

Date	Closing Value of Lesser Performing Underlying
First Call Valuation Date	90.00	Notes NOT automatically called
Second Call Valuation Date	85.00	Notes NOT automatically called
Final Call Valuation Date	110.00	Notes are automatically called
	Total Payment	$1,450.00 (45.00% return)

Because the closing value of each Underlying on the final Call Valuation Date is greater than or equal to its Call Value, the Notes will be automatically called for a cash payment, for each $1,000 principal amount Note, of $1,450.00 (or $1,000 plus the Call Premium Amount applicable to the final Call Valuation Date), payable on the applicable Call Settlement Date.  No further payments will be made on the Notes.

Example 3 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Underlying is greater than or equal to its Trigger Value.

Date	Closing Value of Lesser Performing Underlying
First Call Valuation Date	90.00	Notes NOT automatically called
Second Call Valuation Date	85.00	Notes NOT automatically called
Final Call Valuation Date	75.00	Notes NOT automatically called; Final Value of Lesser Performing Underlying is greater than or equal to its Trigger Value
	Total Payment	$1,000.00 (0.00% return)

PS-3 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

Because the Notes have not been automatically called and the Final Value of the Lesser Performing Underlying is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount Note, will be $1,000.

Example 4 — Notes have NOT been automatically called and the Final Value of the Lesser Performing Underlying is less than its Trigger Value.

Date	Closing Value of Lesser Performing Underlying
First Call Valuation Date	80.00	Notes NOT automatically called
Second Call Valuation Date	70.00	Notes NOT automatically called
Final Call Valuation Date	50.00	Notes NOT automatically called; Final Value of Lesser Performing Underlying is less than its Trigger Value
	Total Payment	$500.00 (-50.00% return)

Because the Notes have not been automatically called, the Final Value of the Lesser Performing Underlying is less than its Trigger Value and the Lesser Performing Underlying Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount Note, calculated as follows.

$1,000 + [$1,000 × (-50%)] = $500.00

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the Notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The Notes do not guarantee any return of principal.  If the Notes have not been automatically called and the Final Value of either Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value.  Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation in the value of either Underlying, which may be significant.  You will not participate in any appreciation in the value of either Underlying.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the Notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the Notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the Notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying.  Poor performance by either of the Underlyings over the term of the Notes may result in the Notes not being

PS-4 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

automatically called on a Call Valuation Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of either Underlying is less than its Trigger Value and the Notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing value of the Lesser Performing Underlying.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your Notes are automatically called, the term of the Notes may be reduced to as short as approximately one year.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY EITHER UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.

•	NON-U.S. SECURITIES RISK —

The equity securities included in the Underlyings have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the Notes.

•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX —

The Fund does not fully replicate the Underlying Index (as defined under “The Fund” below) and may hold securities not included in the Underlying Index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index.  Furthermore, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  All of these factors may lead to a lack of correlation between the Fund and the Underlying Index.

•	EMERGING MARKETS RISK WITH RESPECT TO THE UNDERLYINGS —

The equity securities held by the Fund or included in the Index have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND —

Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the equity securities held by the Fund trade.  Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the Notes may be reduced.

PS-5 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDEX —

The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index.

•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.

•	LACK OF LIQUIDITY —

The Notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.  You may not be able to sell your Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors.  The original issue price of the Notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price if any, at which JPMS will be willing to buy the Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.

PS-6 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Underlyings

The Fund is an exchange-traded fund managed by The Vanguard Group, Inc. (“Vanguard”), the investment adviser to the Vanguard FTSE Emerging Markets ETF.  The Fund seeks to track the performance of a benchmark index, which we refer to as the Underlying Index with respect to the Fund, that measures the investment return of stocks issued by companies located in emerging market countries.  The Underlying Index is currently the FTSE Emerging Index.  For additional information about the Fund, see “Fund Descriptions — The Vanguard FTSE Emerging Markets ETF” in the accompanying underlying supplement.

The Hang Seng China Enterprises Index consists of the H-shares of the 40 largest and most liquid companies with a primary listing on the main board of the Stock Exchange of Hong Kong.  For additional information about the Index, see “Appendix A” below.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 8, 2010 through February 27, 2015.  The closing value of the Fund on February 27, 2015 was $41.80.  The closing value of the Index on February 27, 2015 was 12,185.85.  We obtained the closing values below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing values of the Fund below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

PS-7 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of either Underlying on any Call Valuation Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in

PS-8 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to the payment of gross proceeds of a sale of a Note occurring after December 31, 2016 (including an automatic call or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the Notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.

JPMS’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the Notes.  The

PS-9 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-10 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

APPENDIX A

The Hang Seng China Enterprises Index

We have derived all information contained in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank.  We make no representation or warranty as to the accuracy or completeness of such information.  The Hang Seng China Enterprises Index is calculated, maintained and published by HSICL.  HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng China Enterprises Index.

The Hang Seng China Enterprises Index is reported by Bloomberg L.P. under the ticker symbol “HSCEI.”

The Hang Seng China Enterprises Index was first calculated and published on August 8, 1994, one year after the first H-share company was listed on the Stock Exchange of Hong Kong (“HKEx”).  H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of a company incorporated in the Chinese mainland.  The Hang Seng China Enterprises Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of certain H-share companies that have their primary listing on the main board of the HKEx.  The Hang Seng China Enterprises Index includes 40 constituent stocks.  The Hang Seng China Enterprises Index is calculated and disseminated real-time every 2 seconds during the trading hours on each trading day of HKEx, based on the calendar of the HKEx.

Index Composition

Defining the Eligible Stocks

Only H-share companies with a primary listing on the main board of HKEx are eligible to be included in the Hang Seng China Enterprises Index.  In addition, to be eligible for selection in the Hang Seng China Enterprises Index, a stock: (1) should be listed for at least one month by the review cut-off date; and (2) must satisfy the turnover screening requirements.  Stocks that are already included in the Hang Seng China Enterprises Index must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months.  To be added to the Hang Seng China Enterprises Index, a stock must have a turnover velocity of at least 0.1% for at least 10 out of the past 12 months and for each of the most recent three months.  Turnover velocity is calculated by dividing the median of the daily traded shares during a specific calendar month by the free float-adjusted issued shares at the end of that month.

Selecting the Index Companies

The Hang Seng China Enterprises Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year.  From the eligible stocks, final selections are made using the following methodology:

(1)
all eligible stocks are ranked by (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months and (ii) free float-adjusted market capitalization, in terms of 12-month average market capitalization after free float adjustment;

(2)
the combined market capitalization ranking for each eligible stock is determined as the weighted average of the full market capitalization ranking and the free float-adjusted market capitalization ranking, where each rank has a 50% weight; and

(3)	the 40 stocks that have the highest combined market capitalization ranking are selected as the constituents of Hang Seng China Enterprises Index, subject to the buffer zone rule as described below.

Buffer Zone and Effective Date

Existing constituents ranked 49th or lower will be removed from the Hang Seng China Enterprises Index while non-constituent stocks ranked 32nd or above will be included.  In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest combined market capitalization rank will be removed from the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest combined market capitalization rank will be added to the Hang Seng China Enterprises Index in order to maintain the number of constituents at 40.

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December.  If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes before the effective dates.

A-1 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

Index Calculation

The calculation methodology of the Hang Seng China Enterprises Index is a free float-adjusted market capitalization weighting methodology with a 10% cap on individual stocks.  The Hang Seng China Enterprises Index is a price index without adjustment for cash dividends or warrant bonuses.

The formula for the index calculation is shown below:

Current Index	=	Current Aggregate Free float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

where:

Pt	:	current price at day t;

Pt-1	:	closing price at day t-1;

IS	:	number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF	:	free float-adjusted factor, which is between 0 and 1; and

CF	:	capping factor, which is between 0 and 1.

Free-float Adjustments.  Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be consisted as non-free float and are excluded from the index calculation.  These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).  Lock-up shares with trading restrictions are classified as non-free float, regardless of the shareholding percentage.

The free float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares.  The free float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%.  For companies with more than one class of shares, the free float-adjusted factor is calculated separately for each class of shares.

Cap Factor.  A cap factor is calculated quarterly, such that no individual constituent in an Index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing.  The update of the issued shares, adjustment of the free float-adjusted factor and calculation of the cap factor are undertaken quarterly.  In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations.  Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float-adjusted factor is substantially different from the production data. The Hang Seng China Enterprises Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

The Stock Exchange of Hong Kong

Trading on the HKEx is fully electronic through an Automatic Order Matching and Execution System.  The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority.  Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants’ offices.  Continuous trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) on Monday to Friday (excluding public holidays).  In addition, there is a pre-opening (auction) session from 9.00 a.m. to 9.30 a.m.

The HKEx may, for the sake of maintaining a fair and orderly market, direct a trading halt or suspension in a listed company’s securities or delist a company in such circumstances and subject to such conditions as it thinks fit.  The HKEx may also do so where: (1) an issuer (the listed company) fails, in a manner considered material, to comply with the HKEx listing rules; (2) the HKEx consider that there are insufficient securities in the hands of the public; (3) the HKEx considers that the issuer does not have a sufficient level of operations or assets to warrant the continued listing of the issuer’s securities; or (4) the issuer or its business is no longer suitable for listing.

A-2 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index

Disclaimers related to the Hang Seng Indexes Company Limited

THE HANG SENG CHINA ENTERPRISES INDEX IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED.  THE MARK AND NAME OF THE HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED.  HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG CHINA ENTERPRISES INDEX BY JP MORGAN CHASE & CO., IN CONNECTION WITH THE NOTES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED.  THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG CHINA ENTERPRISES INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JP MORGAN CHASE & CO. IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT.  ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED.  FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

A-3 | Structured Investments Auto Callable Notes Linked to the Lesser Performing of the Vanguard FTSE Emerging Markets ETF and the Hang Seng China Enterprises Index